LPHI Increases Quarterly Cash Dividend

WACO, TX — February 24, 2009 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI),  parent company of Life Partners, Inc., said today that it will increase its quarterly dividend to shareholders by 20% to match the recent 20% stock dividend that was paid on February 17, 2009. The increase means that the dividend will continue to be 28 cents per share when adjusted for the recent 5-for-4 stock split.

In connection with the dividend increase, Life Partners’ board has authorized a dividend payment of $0.07 cents per share to shareholders of record as of March 6, 2009, to be paid on or about March 16, 2009.

LPHI CEO, Brian D. Pardo said, “We’re very pleased that our strong earnings have enabled us to declare this dividend increase. We have always sought to increase shareholder value in a tangible way. I never dreamed our dividend would offer yields at this level, but if this money helps our shareholders, then that means we have accomplished our objective.”

Mr. Pardo was recently named one of the best CEOs in the nation in terms of delivering shareholder value by the investment research firm DeMarche Associates, Inc.

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 84,000 transactions for its worldwide client base of over 20,000 high net worth individuals and institutions in connection with the purchase of over 6,000 policies totaling over $1.7 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

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